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                                                                    EXHIBIT 23.2



                               December 22, 1998




Enron Oil & Gas Company
1400 Smith Street
Houston, Texas 77002

Gentlemen:

         In connection with the Registration Statement on Form S-8 (the Registration Statement), to be filed with the Securities and Exchange Commission on or about December 22, 1998, by Enron Oil & Gas Company (the Company), DeGolyer and MacNaughton hereby consents to the incorporation in said Registration Statement of the references to our firm and to the opinions delivered to the Company regarding our comparison of estimates prepared by us with those furnished to us by the Company of the proved oil, condensate, natural gas liquids, and natural gas reserves of certain selected properties owned by the Company. The opinions are contained in our letter reports dated January 22, 1996, January 17, 1997, and January 13, 1998, for estimates, as of December 31, 1995, December 31, 1996, and December 31, 1997, respectively. The opinions are referred to in the section "Supplemental Information to Consolidated Financial Statements--Oil and Gas Producing Activities" in the Company's Annual Report on Form 10-K for the year ended December 31, 1997. DeGolyer and MacNaughton also consents to the incorporation by reference in the Registration Statement of its letter report, dated January 13, 1998, addressed to the Company, which is included as Exhibit 23.2 to the Company's Annual Report on Form 10- K for the year ended December 31, 1997.

                                        Very truly yours,


                                        DeGOLYER and MacNAUGHTON